Exhibit 8.1

Our Ref:

1 October 2025

STRICTLY PRIVATE & CONFIDENTIAL

LEGALLY PRIVILEGED

BY EMAIL AND COURIER

WEALTH MANAGEMENT SYSTEM INC.

Commerce House, Wickhams Cay 1

P.O. Box 3140, Road Town

Tortola, British Virgin Islands

Ladies and Gentlemen:

PROPOSED INITIAL PUBLIC OFFERING OF ORDINARY SHARES ON THE NASDAQ STOCK MARKET - LEGAL OPINION

1.	INTRODUCTION

We have been instructed by Wealth Management System Inc. (“Listing Vehicle”) to issue this opinion on its wholly-owned subsidiary, Aly Pte. Ltd. (“Company”), in connection with the proposed initial public offering (the “IPO”) of the ordinary shares of the Listing Vehicle on the Nasdaq Main Market (“NASDAQ”, the “Opinion”).

2.	DEFINITIONS AND INTERPRETATION
2.1	In this Opinion:

(a)	“ACRA” means the Accounting and Corporate Regulatory Authority of Singapore;

(b)	“ACRA search” has the meaning given to it in paragraph 3.2;

(c)	“Company” has the meaning given to it in paragraph 1 of this Opinion;

(d)	“constitution” means the constitution of the Company;

(e)	“Contracting Party” has the meaning given to it in paragraph 4.15(n);

(f)	“Contract” has the meaning given to it in paragraph 4.15(n);

(g)	“Director” means a director of the Company;

(h)	“Group Companies” means any company which is a holding company or subsidiary of the Company or a subsidiary of such holding company;

(i)	“IP search” has the meaning given to it in paragraph 3.2;

(j)	“IPO” has the meaning given to it in paragraph 1;

(k)	“Letter of Confirmation” has the meaning given to it in paragraph 3.1(b);

(l)	“Listing Vehicle” has the meaning given to it in paragraph 1;

(m)	“NASDAQ” has the meaning given to it in paragraph 1;

(n)	“Opinion” means this letter of opinion, together with its appendices;

(o)	“Prospectus” means the prospectus to be issued by the Listing Vehicle in connection with the IPO;

(p)	“Registration Statement” means the registration statement in Form F-1 to be issued by the Listing Vehicle in connection with the IPO;

(q)	“Registries” means ACRA and the Singapore Courts;

(r)	“Reviewed Documents” has the meaning given to it in paragraph 3.1;

(s)	“Searches” has the meaning given to it in paragraph 3.2;

(t)	“Service Providers” has the meaning given to it in paragraph 6.1(ii);

(u)	“Singapore Courts” means the Supreme Court of Singapore and the State Courts of Singapore; and

(v)	“S$” means Singapore Dollar, the lawful currency of Singapore.
2.2	References to “paragraph” and “Appendix” are to the paragraphs and appendices of this Opinion.

2.3	Headings used in this Opinion are for ease of reference only and shall not affect its interpretation.

3.	DOCUMENTS AND SEARCHES REVIEWED
3.1	For the purpose of rendering this Opinion, we have only examined and relied solely on the following documents, but only to the extent necessary for the purpose of rendering this Opinion:

(a)	the list of documents set out in Appendix A (as provided by the Company through emails up to 1 October 2025);

(b)	a copy of the letter of confirmation from the management of the Company dated 1 October 2025 (the “Letter of Confirmation”) and set out in Appendix B; and

(c)	the results of the Searches set out in paragraph 3.2 below, (collectively, the “Reviewed Documents”).

3.2	We have relied on the following searches and enquiries for the purpose of this Opinion:

(a)	business profile search on the Company conducted on the “ACRA BizFile” online portal on 1 October 2025 and the certificate of good standing of the Company issued by ACRA on 1 October 2025;

(b)	result of the appeal cases search (comprising appeal cases at State Courts and Supreme Court of Singapore) and civil cases search (comprising writ of summons for Magistrate Court, District Court and Supreme Court of Singapore; originating summons at State Courts of Singapore and originating summons, originating petitions and originating motions at Supreme Court of Singapore in Singapore) for the period from 1 January 2023 to 1 October 2025 conducted in respect of the Company;

(c)	results of the intellectual property searches conducted in respect of the Company with the Intellectual Property Office of Singapore on 1 October 2025;

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(d)	results of the enforcement search (comprising writ of possession, writ of seizure and sale, writ of distress and writ of delivery) at both State Courts and Supreme Courts of Singapore for the period from 1 January 2023 to 1 October 2025 conducted in respect of the Company;

(e)	results of the insolvency searches including judicial management searches (comprising Company winding up and originating petitions and originating motions at the Supreme Court of Singapore) from 1 January 2023 to 1 October 2025 and insolvency search at the Insolvency Office on 1 October 2025 conducted in respect of the Company; and

(f)	results of the bankruptcy search (comprising bankruptcy and originating summons for bankruptcy at the Supreme Court of Singapore) for the period from 1 January 2023 to 1 October 2025 and insolvency search at the Insolvency Office on 1 October 2025 conducted on the Company;

(3.2(a)-(f) collectively, the “Searches” which are attached hereto as Appendix C.)

4.	ASSUMPTIONS
4.1	In giving this Opinion, we only hold ourselves out as having skills and expertise with respect to Singapore law and our statements in this Opinion are made only to the extent that a law firm practicing Singapore law in Singapore, having our role as legal advisers to the Company as to Singapore law in connection with the IPO, would reasonably be expected to have become aware of relevant facts and/or to have identified the implications of those facts. In particular, we do not and cannot hold ourselves out as having any expertise in relation to, and express no opinion on, the laws of other jurisdictions. We do not hold ourselves out as having any skills or expertise in any other capacity, financial (including cash flow and payment matters), business, industry, statistical, accounting, audit, taxation, valuation, operational or technical or otherwise.

4.2	Notwithstanding that we have provided the professional services as legal advisors to the Company on matters of Singapore laws, the limitations inherent in the independent verification of factual matters, and the character of determinations involved in the preparation of the various documents in respect of the IPO, are such that we cannot and do not assume responsibility for the accuracy, completeness or fairness of the statements contained in the offering document or any offering documents issued in connection with the IPO. The offering document or any offering documents issued in connection with the IPO remain the sole responsibility of the persons responsible for it under the relevant laws and regulations. We also express no opinion as to whether the offering document or any offering documents issued in connection with the IPO contains all information which investors and their professional advisers would reasonably require to make an informed assessment of the Company, the Listing Vehicle or the IPO.

4.3	Our statements in this Opinion are strictly limited to the matters stated in this Opinion and do not apply by implication to other matters. In particular, our statements do not relate to any additional documents or statements concerning the offering document or any offering documents issued in connection with the IPO, the Company, the Listing Vehicle or the IPO that may be made by any person or any other conduct that any person may engage in concerning the offering document or any offering documents issued in connection with the IPO.

4.4	In forming this Opinion, we have relied on, but take no responsibility for, the truthfulness, accuracy and completeness of the information (written or otherwise) provided by the Directors of the Company, representatives and management of the Company and authorised individuals, and any representations or oral information provided by any of them, and have assumed that all certificates, letters, representations, statements, information, opinions of any person and results of searches given to or obtained by us (a) are accurate, complete and up to date, and (b) have not since they were given to or obtained by us, been materially altered, and nothing has come to our attention which gives us any reason to doubt the truthfulness, accuracy and completeness of such documents, information and materials or to believe that this assumption is false.

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4.5	In forming this Opinion, we have relied on the Letter of Confirmation, confirming, amongst other things, that the management of the Company has considered the due diligence scope that was provided and as set out in Annex 1 to the Letter of Confirmation, and provided all information and documents that have been requested for pursuant to the due diligence scope.

4.6	In forming this Opinion, we have relied upon the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies of original documents submitted to us.

4.7	In forming this Opinion, we have assumed that all copies, specimens, documents and records referred to in this Opinion on which we have expressed reliance remain accurate, complete and in full force and effect at the date of this Opinion and have not been rescinded, cancelled, varied, amended, modified or superseded in any way.

4.8	In forming this Opinion, we have assumed that each of the relevant professional parties (other than ourselves) involved in the preparation of the offering document or any offering documents issued in connection with the IPO and in the due diligence and verification procedures, have raised all such questions and made all such enquiries as can reasonably be expected of that person or entity. In particular, we assume that the enquiries conducted as part of the due diligence procedures undertaken have been conducted with members of management with experience and capability in the particular area, and that the management and Directors of the Company have responded to such due diligence and verification completely and accurately. We have relied, to the extent that we have deemed such reliance proper, on responses provided by the Company as part of the verification process.

4.9	We take no responsibility for the completeness or accuracy of the investigations and advice of the Directors of the Company, officers of the Company, advisors and agents of the Company, and we assume that all persons or entities to whom functions or duties are ascribed have fully performed those duties and functions.

4.10	Although we have copies of documents insofar as such documents have been provided to us, in forming this Opinion we have assumed the authenticity of all seals, initials and signatures and of any stamping, dates or marking and the completeness and the conformity to original documents or instruments of all copies, specimens or draft documents examined by us and that any facts which may give reason to question the validity, continuing effectiveness or lawfulness of any document or instrument have been drawn to our attention.

4.11	In forming this Opinion, we have assumed that all documents purporting to be sealed have been so sealed and all documents required to be stamped have been or will be stamped.

4.12	In forming this Opinion, we have assumed that all factual statements and/or representations made by the management of the Company to Bird & Bird ATMD LLP are complete, true and accurate in all aspects. Where the Opinion makes reference to the confirmations of the Company whether in the Letter of Confirmation or otherwise, the Company has further confirmed that there is no basis upon which we cannot rely on such confirmations.

4.13	In forming this Opinion, we have assumed the documents set out in Appendix A hereto are accurate and complete and the Company has provided us with the required documents for the preparation of this Opinion, and there was no failure or omission by the Company to provide us with documents and/or information relating to non-compliance by the Company with the applicable laws and regulations of Singapore;

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4.14	In forming this Opinion, we have assumed:

(a)	the authenticity, completeness and factual accuracy of all documents and corporate records presented to us as originals and the conformity with the originals of all documents and corporate records presented as copies;

(b)	the authenticity of all signatures, seals and dates and the correct identity and legal capacity, power and authority of all signatories and corporate officers and the due execution and validity of all documents in accordance with applicable laws;

(c)	that the Reviewed Documents are within the capacity and powers and legal rights of, and have been, or when executed and delivered will be, validly authorised, executed and delivered by, and are binding on the signatories or parties to them under the respective laws by which the relevant documents are expressed to be governed;

(d)	that all statements of fact in any document provided to us for review are true and correct;

(e)	that all relevant notices of meetings of the Company have been fully and properly given in relation to meetings of Directors and members;

(f)	that all corporate records and other documents examined by us are genuine, complete, up-to-date and accurate. These include minutes of meetings of the Company and of Directors recording the business of, and resolutions passed at, such meetings;

(g)	that no information, documents or relevant corporate records have been withheld from us (whether deliberately or inadvertently) and that all documents have been duly, properly and completely provided to us for our review; and

(h)	that where the documents provided to us were unexecuted and/or undated, that they would be duly executed, completed and/or dated (as the case may be) and delivered by all the parties thereto in materially the same form as that provided to us and they will not be altered in any material way which affects this Opinion.

4.15	In giving this Opinion we have, without any further enquiry, assumed that:
(a)	each entity involved in the IPO, other than ourselves, whose knowledge is relevant for the purpose of giving the opinions contained herein has disclosed to us all information actually known to it and all information that, in the circumstances, it ought reasonably to have obtained by making enquiries;

(b)	all documents referred to in this Opinion, and on which we have expressed reliance, remain accurate, complete and in full force and effect at the date of this Opinion and have not been rescinded, varied, amended, modified or superseded in any way;

(c)	the files of records maintained at the Registries concerning the Company were complete, accurate and up-to-date at the time of the Searches;

(d)	the information disclosed by the Searches is true and complete, that such information is accurate and continues to be accurate from the date of the Searches until the date of this Opinion and that such information has not since then been materially altered, and that no material information has been delivered for filing but did not appear on the public file at the time of the Searches;

(e)	the information disclosed by the Searches that we have obtained from the Service Providers is true and complete, accurate or up-to-date, except to the extent that the information disclosed by the Searches may contain errors or omissions because the requisite notices or resolutions may either not have been filed or having been filed with the Service Providers, have not been processed by the Service Providers, and will thus not appear on public record at the date on which the information was obtained, or errors and omissions may have occurred when data is processed by the Service Providers;

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(f)	the Searches reveal all matters which are capable of being revealed and are required to be notified to the Registries notwithstanding that such matters may not in fact have been so notified or that any time limit for any such notification has not yet expired;

(g)	from the date of the Searches until the date of this Opinion there has been no alteration in the status or condition of the Company as disclosed by the Searches;

(h)	all documents constitute legal, valid, binding and enforceable obligations of all the parties thereto (other than the Company) for all purposes under the laws of all jurisdictions (other than Singapore) and were entered into by the respective parties for its corporate benefit;

(i)	that the choice of any foreign law as the governing law of any document is bona fide and is not in contravention of public policy. The choice of law to govern the any document will only be recognised and upheld by a Singapore court provided that it is bona fide and there are no reasons for avoiding it on grounds of public policy. A choice of law would also not be upheld if it was made with the express purpose of avoiding the law of the jurisdiction with which the document has its most substantial connection and which, in the absence of the stated choice of law, would have invalidated or been inconsistent with such document;

(j)	any term of an agreement may be amended orally notwithstanding that it may provide that it may only be amended in writing;

(k)	any payments due or payable under any document upon a default (or a similar event) may not be recoverable if they amount to a penalty under the laws of Singapore;

(l)	all trust deeds and/or declarations of trust had been duly executed and are valid and in order;

(m)	save as from the date of the Searches until the date of this Opinion and as revealed by the Letter of Confirmation, (i) the Company has not passed any voluntary winding-up resolution or any other analogous step taken in any jurisdiction; (ii) no petition has been presented or order made by a court for the winding-up or dissolution of the Company, the reorganisation of its affairs pursuant to a scheme of arrangement, or any analogous step taken in any jurisdiction; (iii) no application has been presented or order made by a court for the administration, judicial management or receivership of the Company; (iv) no documents have been filed with the court for the appointment of an administrator or insolvency officer (howsoever described) in respect of the Company and no other similar process in any other jurisdiction is taking place in relation to the Company; (v) no receiver, trustee, administrator, administrative receiver, judicial manager or similar officer has been appointed and no distress or execution or other process is being enforced upon or issued out in relation to the Company or its business or assets, revenues or undertakings; and (vi) the Company is not insolvent at the time of entering into any of the documents referred to in this Opinion, and will not be insolvent as a result of entering into such documents;

(n)	all consents, approvals, authorisations, permits, licences, exemptions or orders required by the parties (“Contracting Party”) to any agreement entered into by the Company (including any Reviewed Documents) (“Contract”) (other than the Company) in connection with the entry into and performance of their obligations under such Contract have been duly obtained and will remain in full force and effect and that any conditions to which they are subject have been satisfied;

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(o)	the choice of governing law for any Contract has been made in good faith and will be regarded as a valid and binding section which will be upheld in the respective courts as a matter of the laws of such jurisdiction and all other relevant laws (other than the laws of Singapore);

(p)	each Contracting Party (other than the Company) is validly incorporated and existing under the laws of their respective jurisdiction of incorporation and has the power, capacity and authority to execute, deliver, exercise its rights and perform its obligations under such Contract;

(q)	each Contract has been entered into by each Contracting Party in good faith and the directors of each of Contracting Party thereto have complied with their duties insofar as relevant for the purposes of this Opinion;

(r)	all conditions precedent, if any, contained in any Contract have been or will be satisfied or waived;
(s)	where any Contract has been executed outside Singapore, formalities for execution by any party thereto required by the law of the respective place of execution have been or will be complied with;
(t)	insofar as any obligation expressed to be incurred or performed under any Contract is to be performed in or is otherwise subject to any laws of any jurisdiction other than Singapore, its performance will not be illegal by virtue of the laws of that jurisdiction;

(u)	the Contracts have been entered into for bona fide reasons and the exercise by each Contracting Party of its rights and the performance of its obligations under the Contracts will sufficiently benefit and is in the interest of the Contracting Party, and the Directors in deciding to so enter into the Contracts have acted in good faith, in furtherance of the substantive objects, for the legitimate purpose of and in the interests of the Company and not for any improper purposes nor in breach of their fiduciary obligations owned to the Company or to their creditors, and the entry into the Contracts may reasonably be considered to have been in the interests, and for the commercial benefit, of the Company;

(v)	no disposition of property effected by the Contracts is made for an improper purpose or wilfully to defeat an obligation owed to a creditor and at an undervalue;

(w)	all documents, forms and notices, when delivered to, filed or registered with ACRA and/or the relevant authorities, were and continue to remain true, accurate and not misleading, and the files of records maintained at ACRA and/or the relevant authorities concerning the Company, were complete, accurate and up-to-date at the time of the Searches;

(x)	all documents, forms and notices which should have been delivered to, filed and/or registered with the Supreme Court of Singapore and the State Courts of Singapore on behalf of or relating to the Company have been so delivered, filed or registered within the time limits prescribed for such delivery, filing or registration; and such documents, forms and notices were when delivered to, filed or registered with the Supreme Court of Singapore and the State Courts of Singapore, were and continue to remain true, accurate and not misleading, and the file of records maintained at the Supreme Court of Singapore and the State Courts of Singapore concerning the Company was complete, accurate and up-to-date at the time of the Searches;

(y)	all resolutions appearing in the minutes provided to us are a full and accurate record of all resolutions passed by the Directors and as appropriate, by the members of the Company and are valid and subsisting;

(z)	there are no documents not examined by us which would affect or have any implication on this Opinion;

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(aa)	all facts and information stated or given in the Reviewed Documents continue to be true, accurate and complete, as at the date of this Opinion, and no relevant matter was withheld from us whether deliberately or inadvertently;

(bb)	the Company is not, and will not be, seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the Reviewed Documents which might render any relevant transaction or any associated activity illegal, void or voidable including, but not limited to, the financing or refinancing or the giving of financial assistance by the Company for the purposes of or in connection with the acquisition or proposed acquisition of any shares in the Company;

(cc)	except as otherwise stated, all material information not in the files of each of the Company within the knowledge of its officers and directors was made available to us;

(dd)	there are no fraud, defalcations or other criminal acts under Singapore law effected by the Company or its board of directors and management;

(ee)	there are no provisions of any law, rule or regulation of any jurisdiction outside Singapore which would have any implication on the opinions expressed herein, and that insofar as the laws of any jurisdiction outside Singapore may be relevant, such laws have been or will be complied with;

(ff)	all consents, approvals, authorisations, permits, licences, exemptions or orders required from any governmental body or agency outside Singapore and all other requirements outside Singapore for the legality, validity and enforceability of any transactions entered into by the Company are and will remain in full force and effect and that any conditions to which they are subject have been satisfied;

(gg)	save for any laws, rules and regulations in Singapore and the Reviewed Documents, there are no subsisting contractual or other restrictions binding on the Company which would have any implication on the opinions expressed herein;

(hh)	each director and the secretary of the Company has properly performed his or her duties, whether under statute or common law (including but not limited to fiduciary duties to the Company);

(ii)	for each document to which the Company is a party, the other party had been, and at all relevant times remained, duly incorporated and had at all relevant times the necessary corporate power, all corporate authorisations had been validly obtained, each such document was validly executed and was entered into for that party’s respective corporate benefit and that party was solvent when it did so;

(jj)	all resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each director and the signatures and initials thereon are those of a person or persons in whose name the resolutions have been expressed to be signed, and have been duly delivered to the other parties thereto by and on behalf of the respective parties (where applicable);

(kk)	where a document reviewed by us is governed by foreign law, while we have transcribed the provisions of such documents into the Opinion, we are not opining on the validity, legality or enforceability of such a document under foreign law;

(ll)	we take no responsibility for the completeness or accuracy of any translation or interpretation of the translation of any document or agreement referred to in this Opinion and we assume that all persons or entities who are responsible for such translations have fully performed those duties and functions;

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(mm)	save as set out in the Searches, the Company is not, at the time of this Opinion, insolvent or otherwise unable to pay its debts within the meaning of Section 125(2) of the Insolvency, Restructuring and Dissolution Act 2018 (for which purpose account is to be taken of its contingent and prospective liabilities);

(nn)	other than offers made or to be made to institutional investors as defined in the Securities and Futures Act 2001 of Singapore, no offer of Shares will be made in Singapore in connection with the IPO;

(oo)	there is no provision of law, rule or regulation of any jurisdiction (other than Singapore) which would be contravened by any matter relating to the IPO and that, in so far as any obligation expressed to be incurred or performed in connection with the IPO or falls to be performed in or is otherwise subject to the laws of any jurisdiction other than Singapore, its performance will not be illegal by virtue of the laws of that jurisdiction;

(pp)	all information set out in or accompanying the offering document or any offering documents issued in connection with the IPO, as amended, modified or supplemented by any additional information provided to NASDAQ and with respect to all other information supplied or disclosed prior to the date hereof by the Company, its Directors and executive officers:

	(i)	such information is true, accurate and complete in all respects and is not misleading;

	(ii)	there are no other facts or circumstances which might be material for disclosure or the omission of which would make any such information misleading; and

	(iii)	all enquiries have been made to verify the accuracy of such information; and

(qq)	the Directors and shareholders of the Company have not caused and will not cause, whether by exercising their voting rights and other powers in relation to the Company or otherwise, the Company to do (or omit to do) any acts which are in breach of its constitution.

4.16	The making of each of the above assumptions indicates that we have assumed that for each matter the subject of each assumption is true, correct and complete in every way. The fact that we have made the assumptions in this Opinion does not imply that we have made any enquiry to verify an assumption or are aware of any circumstances which would affect the correctness of any assumption. No assumption is limited by any other assumption.

5.	OPINIONS

Based upon and subject to the assumptions and the qualifications set forth in this Opinion and any matters not disclosed to us, based solely on the Reviewed Documents, we are of the opinion that:

(a)	The Company is a company limited by shares, duly incorporated on the date listed in Appendix D with limited liability, is validly existing under the laws of Singapore, having the status of an independent legal entity and has the full corporate power, authority to enter into legally binding and enforceable contracts and undertakings, with full power to sue or be sued in its own name, and it may do any act that is legally permitted or required to do by its constitution or any law of Singapore.

(b)	The Company is in good standing and has the corporate power and capacity to conduct its business as described in the Prospectus.

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(c)	Based on the business profile search on the Company on the “ACRA BizFile” online portal, the sole shareholder of the Company is Wealth Management System Inc., as set forth in Appendix D. Based on the Letter of Confirmation, Wealth Management System Inc. is the sole legal and beneficial owner of the Company.

(d)	Based on the business profile search on the Company on the “ACRA BizFile” online portal, the directors of the Company are Yee Ser Im and Clemen Chiang Wen Yuan, as set forth in Appendix D.

(e)	The Searches did not reveal any order or resolution for the winding up of the Company or any notice of appointment of a receiver or judicial manager of the Company.

(f)	Based on the Letter of Confirmation and the Searches, the Company has applied and registered the following trademarks with the Intellectual Property Office of Singapore:

Trademark	Registration No.	Class	Duration
	40202515541P	9 and 42	23 June 2025 - 23 June 2035
	40202002935V	35 and 36	12 February 2020 – 12 February 2030
	40201603198Q	35 and 36	22 February 2016 – 22 February 2016
	40201522713W	35 and 36	22 December 2015 – 22 December 2035
(g)	Based on the Letter of Confirmation and the Searches, there is no civil litigation in progress or pending in Singapore to which the Company is a party.

(h)	Under the laws of Singapore, the Company can sue and be sued in its own name in Singapore, and based on the Letter of Confirmation, the Company is not entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in Singapore, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment.

(i)	Based on the Letter of Confirmation, the statements in the Registration Statement and/or the Prospectus under the sections headed Prospectus Summary, Risk Factors, Business, Regulations, and Enforceability of Civil Liabilities – Singapore summarily disclose all material aspects of Singapore law and regulations applicable to the Company’s business operations and to the extent that they constitute matters of Singapore laws, are materially accurate and are not misleading.

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6.	QUALIFICATIONS

6.1	The qualifications to which this Opinion is subject are as follows:
(a)	the term “enforceable” or “enforcement” or “binding” as used above means that the obligations assumed or to be assumed by the Company under any agreement, deed or other instrument are of a type and form which the Singapore Courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(i)	enforcement may be limited by bankruptcy, insolvency, liquidation, lapse of time, reorganisation and other laws of general application relating to or affecting the rights of creditors;

(ii)	enforcement may be limited by general principles of equity — for example, equitable remedies may not be available where damages are considered to be an adequate remedy;

(iii)	claims may become barred under the Limitation Act 1959 of Singapore or may be or become subject to the defences of set-off, counterclaim or limitation;

(iv)	where obligations are to be performed in a jurisdiction outside Singapore, they may not be enforceable in Singapore to the extent that performance would be illegal or contrary to public policy under the laws of Singapore and/or that jurisdiction;

(v)	the courts of Singapore may not enforce the tax laws of another jurisdiction;

(vi)	enforcement may be limited by the provisions of the laws of Singapore applicable to agreements held to have been frustrated by events happening after their execution;

(vii)	enforcement is subject to the general common law doctrine of estoppel in relation to the representations, acts or omissions of any party;

(viii)	enforcement may be subject to the availability of defences such as, without limitation, fraud, misrepresentation, unforeseen circumstances, undue influence, duress, mistake, negligence, misconduct and counterclaims;

(ix)	to the extent that any provision of the documents is adjudicated to be penal in nature, it will not be enforceable in the courts of Singapore; in particular, the enforceability of any provision of the documents that is adjudicated to constitute a secondary obligation which imposes a detriment on the contract- breaker out of all proportion to any legitimate interest of the innocent party in the enforcement of the primary obligation may be limited; and

(x)	a court will not necessarily award costs in litigation in accordance with contractual provisions in this regard;

(b)	any opinion qualified by the expression “to our knowledge” or any similar expression shall refer to actual knowledge only, and does not include any imputed or constructive knowledge;

(c)	the phrase “good standing” is not a term of art under Singapore law and has no special meaning in the context of Singapore law;

(d)	enforcement of the obligations of the Company under any agreement, deed or other instrument may be affected by prescription or lapse of time, bankruptcy, insolvency, liquidation, reorganisation, reconstruction or similar laws generally affecting creditors’ rights;

(e)	foreign judgments may be directly enforced in Singapore only pursuant to the Reciprocal Enforcement of Commonwealth Judgments Act 1921 of Singapore or the Reciprocal Enforcement of Foreign Judgments Act 1959 of Singapore;

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(f)	the Courts may refuse to recognise or enforce foreign judgements where:

(i)	the foreign judgment was obtained by fraud in connection with a matter of procedure;

(ii)	the defendant was not notified in time to defend the proceedings against him;

(iii)	recognition would be incompatible with Singapore public policy including our principles of procedural fairness;

(iv)	the exclusive choice of court agreement is null and void;

(v)	one of the parties lacked the capacity to enter into the exclusive choice of court agreement; and

(vi)	the foreign judgement is inconsistent with a Singapore judgement in a dispute between the same parties;

(g)	rights under any agreement, deed or other instrument may be held to have been suspended, impaired or waived by representations, conduct and delay;

(h)	a certificate, determination, notification or opinion of any party as to any matter provided for in any agreement, deed or other instrument might be held by the Singapore Courts not to be final, conclusive and binding (for example, if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error), notwithstanding any provision in any document to the contrary;

(i)	certain disclaimers of or limitations on liability may not be enforceable to the extent that the Unfair Contract Terms Act 1977 is applicable and such disclaimers/limitations are in contravention of the said act;
(j)	opinions on the likelihood, prospect, chance or probability of any matter occurring and/or any action being taken or withheld are given based on our assessment of the relevant factors and circumstances then existing and known to us, and do not constitute any representation or guarantee that such matter will or will not occur or that such action will or will not be taken or withheld. Where any party or authority possesses any right to prosecute and/or take action against any other party, the exercise of such right is subject to their sole and absolute discretion. In connection therewith, the relevant party/authority may or may not give regard to any factors or circumstances which we have considered in connection with any opinion given herein, and we do not represent that such factors or circumstances are relevant to, or are the only factors or circumstances which, such party/authority may take into consideration. In addition, we do not represent that such factors or circumstances which we have considered in this Opinion will be considered by the Singapore Courts to be relevant in arriving in its decision on liability or the quantum of fine or penalty to be imposed should the relevant party/authority decide to exercise its right to prosecute and/or take action against the Company;

(k)	in respect of any representation, response, comment or statement (written, verbal or otherwise) made by any officer or employee of any governmental or regulatory authority given in connection with any query or discussion regarding matters within the jurisdiction of such authority, such officer, employee or agent, as the case may be, has the authority, expertise and capacity to make such representation, response, comment or statement;

(l)	the power of the Singapore Courts to grant equitable remedies such as injunction and specific performance is discretionary and, accordingly, a court in Singapore may make an award of damages where an equitable remedy is sought;

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(m)	where, under any agreement, deed or other instrument, any person is vested with a discretion or may determine a matter in its opinion, the laws of Singapore may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds;

(n)	the rate of interest recoverable after judgment in the Singapore Courts is limited to such rate fixed by the Chief Justice or such lower rate as directed by the Singapore Courts;

(o)	if it is necessary to initiate legal proceedings in Singapore by serving a writ outside the jurisdiction, the leave of the court (as to which court has discretion) would have to be obtained;

(p)	a party to a contract may be able to avoid its obligations under that contract (and may have other remedies) where it has been induced to enter into that contract by a misrepresentation and the courts of Singapore will generally not enforce an obligation if there has been fraud;

(q)	terms providing for the right of assignment of rights or obligations may require further documents or additional steps by one or more parties to perfect or implement;

(r)	any provision in any agreement, deed or other instrument which purports to excuse or protect any party against its own negligence or misconduct or which purports to apply notwithstanding the negligence or misconduct of any party, or excusing a party from a liability or duty otherwise owed, may be limited by law or may not be given effect by the courts of Singapore;

(s)	the Singapore Courts have may not, depending on the facts of the case, give effect to a conclusive evidence clause, particularly in situations where there is fraud, an unlawful provision or manifest error. It has been held that there is a generally rebuttable presumption in commercial documents that a party has not agreed to confer on the opposing party an exclusive right to determine conclusively all matters pertaining to an adversarial claim;

(t)	whilst the Singapore Courts have the power to give judgment in a currency other than Singapore dollars if, subject to the terms of the contract, it is the currency which most truly expresses the plaintiff's loss, it has the discretion to decline to do so;

(u)	we give no opinion on taxation matters and in particular give no opinion on the tax position of any person or tax consequences of any of the transactions contemplated by the offering document or any offering documents issued in connection with the IPO;

(v)	under the laws of Singapore, trustees are required to comply with duties of care imposed at law and under the Trustees Act 1967 of Singapore. Accordingly, the rights and duties of the trustees, including the limitations to their liabilities, as set out in any documents, would be subject to compliance with such applicable laws, to the extent that the trustees’ duties are carried out in Singapore or to the extent that trust assets are held in Singapore;

(w)	we express no opinion as to any financial, business, industry, statistical, accounting, audit or technological matters;

(x)	to the extent that any matter is expressly to be determined by future agreement or negotiation, the relevant provision may be unenforceable or void for uncertainty;

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(y)	save as expressly set out in paragraph 5 of this Opinion, we express no opinion as to whether the offering document or any offering documents issued in connection with the IPO breach any agreement or instrument;

(z)	the Singapore Courts may stay proceedings if concurrent proceedings are brought elsewhere;

(aa)	where obligations are to be performed in a jurisdiction outside Singapore, they may not be enforceable in Singapore to the extent that performance would be illegal or contrary to public policy under the laws of that jurisdiction;

(bb)	provisions in any agreement, deed or other instrument as to severability may not be binding under the laws of Singapore and the question of whether or not provisions which are illegal, invalid or unenforceable may be severed from other provisions in order to save such other provisions depends on the nature of the illegality, invalidity or unenforceability in question and would be determined by the Singapore Courts;

(cc)	the Singapore Courts may refuse to give effect to any clause any agreement, deed or other instrument in respect of the costs of litigation brought before a court in Singapore, or where the court has itself made an order for costs although the court would normally do so where successful litigation is brought and there are no good reasons to depart from such clauses;

(dd)	the Singapore Courts are bound to follow judicial precedents laid down by superior courts of Singapore. However, the Supreme Court, which is the highest court in Singapore, has power to depart from such precedents where adherence will cause injustice in a particular case or constrain the development of the law in conformity with the circumstances of Singapore;

(ee)	this Opinion relates only to the laws of Singapore as at the date hereof and as currently applied by the courts in Singapore, and is given on the basis that it will be governed by and construed in accordance with the laws of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than Singapore. With respect to matters of fact material to this Opinion, we have relied on the statements of the responsible officers of the Company;

(ff)	we have relied on, and take no responsibility for, the truthfulness, accuracy and completeness of all information (whether written or oral) provided or statements made by the Directors, officers, employees and representatives of the Company;

(gg)	we have not concerned ourselves with confirming any representations or warranties of the Company, and we have not been responsible for investigating or verifying the correctness of any such facts or statements;

(hh)	the limitations inherent in the independent verification of factual matters and the character of determinations involved in the preparation of disclosure documents are such that we cannot and do not assume responsibility for the accuracy, completeness or fairness of the statements contained in the offering document or any offering documents issued in connection with the IPO;

(ii)	where Searches are conducted by us, we have conducted them on computerized search facilities provided by ACRA, the Accounting & Corporate Regulatory Authority, CrimsonLogic Pte. Ltd. and the Intellectual Property Office of Singapore (collectively the “Service Providers”). The Searches provide general information on the Company and parties to legal proceedings. However, the information that we have obtained from the Service Providers may not be complete or up-to-date and may in fact contain errors or omissions because the requisite notices or resolutions may either not have been filed or having been filed with the Service Providers, have not been processed by the Service Providers, and will thus not appear on public record at the date on which the information was obtained, or errors and omissions may have occurred when data is processed by the Service Providers;

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(jj)	the Searches are not conclusively capable of revealing whether or not:

	(i)	there are any pending, threatened, contingent or potential legal, administrative, regulatory, or governmental proceedings, inquiries or investigations to which the Company is a party, as the database for court searches only contains data filed through the electronic filing system of the Supreme and State Courts from 2003 and will thus only reveal legal proceedings that have been commenced in the Supreme and State Courts of Singapore from 2003 onwards;

	(ii)	there are any pending, threatened, contingent or potential legal, administrative, regulatory, or governmental proceedings, inquiries or investigations to which any of the properties or assets of the Company is subject, as the Searches can only be conducted on the name of the parties and not the subject matter of the dispute;

	(iii)	the Company is involved in any scheme of arrangement, reorganisation or workout;

	(iv)	a winding-up order has been made or a resolution passed for the winding up of a company, or a scheme of arrangement order has been made or a receiver, administer, judicial manager or liquidator has been appointed, as notice of these matters may not be filed with ACRA immediately and when filed, may not appear on the public records of the Company immediately. In addition, the Searches are not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition, application for judicial management or a petition for a scheme of arrangement order has been presented; and

	(v)	there are any intellectual property rights which the Company owns, uses, enjoys, exploits or holds for use, as only certain types of intellectual property rights are registrable under Singapore law, the Company may not have registered all of its registrable intellectual property rights and the Searches will only reveal designs, patents and trademarks registered in Singapore;

(kk)	it should be noted that the ACRA search only reveals the legal ownership of the shares of the Company but is not required to record the beneficial ownership of such shares or any trust affecting them nor the existence of any mortgage, charge, pledge, lien or other encumbrance or adverse interest;

(ll)	this Opinion is given on the basis that there will be no amendment to or termination or replacement of the Reviewed Documents, or the offering document or any offering documents issued in connection with the IPO;

(mm)	save as expressly set out in paragraph 5 above, we express no opinion on whether the Company is in breach of any legislation, rules, regulations, approvals, authorisations, agreement or instrument;

(nn)	except as may be provided for under Contracts (Rights of Third Parties) Act 2001 of Singapore, a person who is not a contracting party to an agreement or is not entitled to the benefits of the agreement may not enforce the agreement;

(oo)	Singapore legal concepts are expressed in English terms. However, the concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions, this Opinion may, therefore, only be relied upon on the express condition that any issues of the interpretation or liability arising hereunder will be governed by Singapore law;

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(pp)	we express no opinion (i) on public international law or on the rules of or promulgated under any treaty or by any treaty organisation, or on any taxation laws of any jurisdiction, (ii) that the future or continued performance of a party’s obligations or the consummation of the transactions contemplated by the offering document or any offering documents issued in connection with the IPO will not contravene Singapore law, its application or interpretation if altered in the future, and (iii) the effect of any systems of law (other than Singapore law) even in cases where, under Singapore law, any foreign law should be applied; and

(qq)	if a person for whose benefit our Opinion is given is actually aware of or believes there to be a false or misleading statement in the offering document or any offering documents issued in connection with the IPO or in this Opinion, or omission from such document of the information required to be disclosed by any relevant laws and regulations, that person may not rely on this Opinion in relation to that statement or omission and should seek our advice on the specific matter concerned.

6.2	The opinions provided in this Opinion insofar as they relate to matters of fact (as distinct from matters of Singapore law) are provided in relation to the actual knowledge of those lawyers directly engaged in this transaction and which they have acquired in acting for the Company.

7.	BENEFIT OF OPINION

7.1	This Opinion is rendered by us solely for the benefit of the addressees of this Opinion first named above. This Opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter. Further, this Opinion is not to be circulated to, or relied upon by, any other person or disclosed to any other person quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent provided however, that you may release a copy of this Opinion to:
(a)	the extent required by any applicable law or regulation;

(b)	any government or competent regulatory authority having jurisdiction over you;

(c)	any person to whom disclosure is required in connection with any actual or potential dispute, claim or legal proceedings to which you are a party in relation to the offering document or any offering documents issued in connection with the IPO; or

(d)	the affiliates of any addressees and the officers, employees, auditors and professional advisers of any addressees or its affiliates, provided that no such party to whom this Opinion is disclosed may rely on this Opinion, and in each case, for the purposes of information only on the strict understanding that Bird & Bird ATMD LLP assumes no duty or liability whatsoever to any such recipient as a result or otherwise.

7.2	This Opinion is stated as of its date and we do not undertake any obligation to take into account any change in law or circumstances after the date of this Opinion. This Opinion is also given on the basis that we undertake no responsibility to notify any addressees of this Opinion of any change in the laws of Singapore after the date of this Opinion.

7.3	This Opinion is given on the basis that Bird & Bird ATMD LLP alone, and none of Bird & Bird ATMD LLP’s affiliated or associated businesses as described on its website and none of the members, partners, directors, employees or consultants of Bird & Bird ATMD LLP or any of those affiliated or associated businesses, hereby incurs potential liability to you in relation to the matters set out in this Opinion.

Yours faithfully

Marcus Chow

Partner

Bird & Bird ATMD LLP

E-mail: marcus.chow@twobirds.com

Direct Dial: +65 64289425

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Appendix A

List of Documents Provided and Reviewed

No.	Documents
1.	ACRA Business Profile dated 1 October 2025

2.	ACRA Certificate of Good Standing dated 1 October 2025

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Appendix B

Letter of Confirmation

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Appendix C

Searches

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Appendix D

Details of the Company

Aly Pte. Ltd.

Company Registration Number	:	201213696E
Date of Incorporation	:	1 June 2012
Jurisdiction of Incorporation	:	Singapore
Issued Share Capital of the Company	:	S$100 comprising 4,000,000 ordinary shares S$3,230,000 comprising 2,016,747 ordinary shares
Paid-up Share Capital of the Company	:	S$100 comprising 4,000,000 ordinary shares S$3,230,000 comprising 2,016,747 ordinary shares
Registered Shareholder of the Company	:	Wealth Management System Inc. (4,000,000 ordinary shares and 2,016,747 ordinary shares)
Directors of the Company	:	1. Yee Ser Im
2. Clemen Chiang Wen Yuan

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